EXHIBIT 99.1

STRYKER ANNOUNCES RESOLUTION OF TWO FDA WARNING LETTERS

Kalamazoo, Michigan - May 19, 2010 - Stryker Corporation (NYSE:SYK) today announced that the U.S. Food and Drug Administration (FDA) has informed the Company that the actions undertaken  to address issues raised in two Warning Letters received in 2007 and 2009 are sufficient.

The Company received a Warning Letter from FDA regarding compliance with certain quality system requirements at its reconstructive implant manufacturing facility in Cork, Ireland in 2007. In 2009, the Company received a Warning Letter from FDA related to compliance issues for one of its craniomaxillofacial (CMF) implant products that was previously sold through its CMF distribution facility in Portage, Michigan.  Following FDA re-inspection of the Cork, Ireland facility and additional corrective actions at both the Cork and CMF facilities, the Company has been notified  that issues raised have been adequately addressed and no further formal corrective actions are required.

"We are highly encouraged that the corrective actions undertaken have been positively reviewed by FDA resulting in resolution of the two remaining Warning Letters," said Stephen P. MacMillan, Stryker's Chairman, President and Chief Executive Officer. "We are committed to ongoing investments in our compliance systems and believe this latest news supports the progress we are making in achieving our goals."

About Stryker

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care.   The Company provides innovative orthopaedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives.  For more information about Stryker, please visit www.stryker.com.

Contacts

For investor relations inquiries, please contact:

Katherine Owen, Vice President, Strategy and Investor Relations of Stryker Corporation, 269-385-2600

For media inquiries please contact:

Russell Weigandt, Kwittken & Company, rweigandt@kwitco.com and 646-747-7163 or stryker@kwitco.com